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                         JOSEPH E. SEAGRAM & SONS, INC.
                                EXECUTIVE OFFICES
                    375 PARK AVENUE, NEW YORK, NEW YORK 10152


                                                                  March 14, 2000


PERSONAL AND CONFIDENTIAL
-------------------------

Mr. John D. Borgia
41 Bayberry Lane
Westport, CT 06880

Dear John:

         This letter (the "Agreement") sets forth the terms of the agreement between you and us with respect to your continued employment as Executive Vice President - Human Resources of The Seagram Company Ltd. ("SCL") and of Joseph E. Seagram & Sons, Inc. ("Seagram" and, together with SCL, the "Company").

         1.        Term of Employment.

                a. Employment Term. The Company agrees to employ you, and you agree to serve the Company, for the three and one-half year period commencing on January 1, 2000 and ending on June 30, 2003 (the "Employment Term"), on the terms and subject to the conditions set forth in this Agreement.

                b. Prior Agreements. This Agreement supercedes all prior
                   agreements and understandings (including verbal agreements) between you and the Company and/or its affiliates regarding the terms and conditions of your employment with the Company and/or its affiliates, including, without limitation, the letter between you and Seagram dated April 27, 1995.

         2. Duties. You shall serve as Executive Vice President - Human Resources of the Company. In such position, you shall be the most senior officer of the Company with respect to human resources, and you shall report directly to the Chief Executive Officer of SCL.

         3. Annual Base Salary. The Company shall pay you a base salary at the annual rates set forth below (the "Annual Base Salary"). Your salary shall be payable in regular installments


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Mr. John D. Borgia                   -2-                          March 14, 2000


in accordance with the Company's usual payroll practices for senior executives. The annual rates shall be:

                a. $550,000 for the period beginning January 1, 2000 and ending
                   December 31, 2000;

                b. $575,000 for the period beginning January 1, 2001 and ending
                   December 31, 2001;

                c. $600,000 for the period beginning January 1, 2002 and ending
                   December 31, 2002; and

                d. $625,000 for the period beginning January 1, 2003 and ending
                   June 30, 2003 (i.e., $312,500 for that period).

         4. Annual Target Bonus. With respect to each fiscal year of the Company that ends on or prior to June 30, 2003, you also are eligible to earn an annual management incentive award determined by the Human Resources Committee of the Board of Directors of SCL (the "SCL Board") in its sole discretion. Your annual target bonus will be 90% of the rate of Annual Base Salary to which you are entitled at the end of the relevant period (the "Annual Target Bonus").

         5. Equity-Based Awards.

                a. You have received, as approved by the Human Resources Committee of the SCL Board, a one-time grant of 225,000 options pursuant to the 1996 Stock Incentive Plan at an exercise price equal to the fair market value of an SCL common share on the date of grant. One-third of these options will vest and become exercisable upon the first anniversary of the date of grant, another third of these options will vest and become exercisable upon the second anniversary of the date of grant, and the remaining third of these options will vest and become exercisable upon the third anniversary of the date of grant.

                b. You will also be considered for an annual grant under the 1996 Stock Incentive Plan (or its successor) in 2003, at the sole discretion of the Human Resources Committee of the SCL Board.

         6. Pension. You shall participate in Seagram's pension, retirement and similar plans applicable to senior executives generally. After termination of your employment, but not prior to age 60, (or, if you elect, at age 55 but subject to a 3% per year reduction from age 60), the total annual pension payable to you for life shall not be less than the product of $30,000 times the number of years (or portion thereof) of your continuous service with the Company, up to the maximum benefit


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Mr. John D. Borgia                 -3-                            March 14, 2000


that would be payable to you under the terms of the Benefit Equalization Plan or replacement plans at age 60. Following your death, your surviving spouse (as defined in the Seagram Retirement Account Plan or replacement plan), if any, shall be paid an annual pension for life that is equal to two-thirds of the annual pension you were receiving immediately prior to your death.

         7. Retiree Medical Coverage. If you remain employed throughout the Employment Term, after you have reached age 55 you will be eligible for retiree medical coverage in accordance with the Company's then-existing retiree medical program.

         8. Other Benefits. You also will be eligible to participate in our Senior Executive Compensation and Benefits Program of which the management incentive award and stock options referenced above are a part. Except as otherwise provided in this Agreement, the terms of the plans in that Program shall govern any awards that you may be eligible to earn. The Program also includes medical benefits; accident, life insurance and disability salary continuation; flexible perquisites; matching contributions and related benefits.

         9. Termination of Employment. This Section 9 shall exclusively govern your right to compensation and benefits in the event your employment with the Company terminates prior to the expiration of the Employment Term. Your employment hereunder may be terminated by either party at any time and for any reason, provided that you shall be required to give the Company at least 30 days' advance written notice of any resignation of employment.

                a. By the Company for Cause or By Your Resignation.  If your employment is terminated by the Company for Cause or by your resignation, you shall be entitled to receive (1) the Annual Base Salary earned through the date of termination, and (2) any annual bonus earned but unpaid for any fiscal year ending prior to the date of termination. You shall be paid the above amounts in the form of a single, lump sum cash payment as soon as administratively practicable following the date of termination. You also shall be entitled to receive such other Company benefits or awards to which you are entitled under the terms of the relevant plan, policy or arrangement, other than any severance plan, policy or arrangement.

                b. By the Company Without Cause. In the event your employment is terminated by the Company without Cause, you shall be entitled to receive (1) your then remaining unpaid Annual Base Salary pursuant to Subsections 3.a. through 3.d. of this Agreement through June 30, 2003, (2) any annual bonus earned but unpaid for any fiscal year ending prior to the date of termination, and (3) your Annual Target Bonus for each fiscal year (commencing with the fiscal year in which your termination occurs) through June 30, 2003, as calculated pursuant


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Mr. John D. Borgia                         -4-                    March 14, 2000


                   to Section 4. You shall be paid the above amounts in the form of a single, lump sum cash payment within 15 business days following the date of termination. In addition, (1) all options to purchase SCL shares then held by you shall become immediately exercisable, but will, in all other respects, remain subject to the terms and conditions of the applicable stock option plan, (2) you shall be entitled to continuation of medical, dental, life and disability coverages in effect from time to time for senior executive officers of SCL and its successors through June 30, 2003 or, if earlier, the date you become employed by a subsequent employer, and (3) you shall be entitled to receive such other Company benefits or awards to which you are entitled under the terms of the relevant plan, policy or arrangement, other than any severance plan, policy or arrangement. Finally, upon your attainment of age 55 you shall be eligible for retiree medical coverage pursuant to Section 7.

                c. Due to Disability or Death.  In the event your employment is terminated due to your disability or death, you or your estate, as applicable, shall be entitled to receive (1) the Annual Base Salary earned through the date of termination,
                   (2) any annual bonus earned but unpaid for any fiscal year ending prior to the date of termination, and (3) a pro-rated Annual Target Bonus for the fiscal year of termination. The above amounts shall be paid in the form of a single, lump sum cash payment as soon as administratively practicable following the date of termination. In addition, your properly designated beneficiary shall be entitled to receive such other Company benefits or awards to which such beneficiary is entitled as of the date of termination under the terms of the relevant plan, policy or arrangement, other than any severance plan, policy or arrangement. To the extent not payable pursuant to the foregoing sentence, your surviving spouse (as defined in Section 6 of this Agreement) shall be entitled to receive the two-thirds pension benefit described in Section 6 of this Agreement. For purposes of this subsection, "disability" shall have the same meaning as provided under the SCL Senior Executive Compensation and Benefits Program.

                d. Definition of Cause. For purposes of this Agreement, "Cause"
                   shall mean (1) your gross misconduct or a willful breach of a substantial and material obligation under this Agreement; (2) your intentional and material failure to comply with the Policies and Procedures for Worldwide Business Conduct of SCL and Affiliates, and the Company's discrimination and sexual harassment policies, as in effect from time to time; or (3) your conviction of a felony or crime of moral turpitude.


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 Mr. John D. Borgia                    -5-                        March 14, 2000


                e. Lump Sum. Any lump sum payments required to be made to you pursuant to Section 9 of this Agreement will be discounted to present value from the time at which such amounts would have been paid absent any accelerated payment at an annual discount rate for the relevant periods equal to the "mid-term applicable Federal rate" (within the meaning of Section 1274(d) of the Internal Revenue Code of 1986, as amended), compounded annually, in effect on the date of termination.

         10.    Miscellaneous Provisions.

                a. Confidentiality.  You will not at any time (whether during or after the period of your employment with the Company) disclose or use for your own benefit or purposes or the benefit or purposes of any person, entity or association other than the Company or its affiliates, any trade secret, information, data or other confidential information relating to the business and affairs of the Company or any of its affiliates, generally, or information that is not unique to the Company or its affiliates, or information that is generally known in the industry or the public other than as a result of your breach of this provision. You agree that upon the termination of your employment with the Company for any reason, you will return to the Company immediately all memoranda, books, papers, plans, information, letters and other data, all copies thereof or therefrom, in any way relating to the business of the Company and its affiliates, except that you may retain personal notes, notebooks and diaries that do not contain confidential information of the type described above. You further agree that you will not retain or use for your own account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company or its affiliates.

                b. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                c. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of you by the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to such employment, other than those expressly set forth herein. This Agreement may not be altered, modified or amended except by written instrument signed by the parties hereto.


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Mr. John D. Borgia                    -6-                         March 14, 2000


                d. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                e. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                f. No Mitigation.  If the Company terminates your employment for any reason, or if you resign, you will have no duty to attempt to mitigate your damages by seeking alternative employment, the Company will not be entitled to reduce the amount of any compensation or benefits payable to you under this Agreement by any amounts received by you in connection with such alternative employment, and you will not be required to pay the Company any amounts that you may receive from any such alternative employment or otherwise. The Company's obligations to you under this Agreement shall not be subject to any offset or defense.

                g. Successors; Binding Agreement.  This Agreement shall insure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

                h. Notice.  For purposes of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

                   If to the Company:

                   Joseph E. Seagram & Sons, Inc.
                   375 Park Avenue
                   New York, New York 10152
                   Attention: General Counsel


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Mr. John D. Borgia                    -7-                         March 14, 2000



                           If to you, at the address indicated herein.

                  i. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  j. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

                                                          Sincerely,


                                                         /s/ Daniel R. Paladino
                                                         ----------------------
                                                         Daniel R. Paladino


Accepted and agreed to as of the date indicated above, this the 15 day of
March   , 2000.



/s/ John Borgia
---------------
John D. Borgia